                                   EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                Three Months Ended            Year Ended
                                     March 31,               December 31,
                               -------------------   ------------------------------
                                 1995       1994       1994       1993       1992
                               -------------------   ------------------------------
Net income before income
 taxes                         $ 37,495   $ 18,321   $123,771   $ 66,422   $ 50,593
Add fixed charges:
 Interest expense                84,524     33,133    222,200    123,853    136,107
 One-third rentals                  648        366      2,041      1,387      1,498
                               --------   --------   --------   --------   --------
   Total fixed charges           85,172     33,499    224,241    125,240    137,605
                               --------   --------   --------   --------   --------
Net income as adjusted         $122,667   $ 51,820   $348,012   $191,662   $188,198
                               --------   --------   --------   --------   --------
Ratio of income to fixed
 charges                           1.44       1.55       1.55       1.53       1.37
                               ========   ========   ========   ========   ========
Preferred stock dividends
 on a pre-tax basis            $      0   $      0   $      0   $  2,139   $  2,826
   Total combined fixed
    charges and preferred
    stock dividends            $ 85,172   $ 33,499   $224,241   $127,379   $140,431
                               --------   --------   --------   --------   --------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                   1.44       1.55       1,55       1.50       1.34
                               ========   ========   ========   ========   ========


                                       14